EXHIBIT 8.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

June 15, 2012

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park, 3rd Floor New York, NY 10036	Merrill Lynch Depositor, Inc. c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park, 3rd Floor New York, NY 10036 Attention: Structured Credit Trading

Ladies and Gentlemen:

We have acted as special counsel to Merrill Lynch Depositor, Inc., a Delaware corporation (the “Depositor”) in connection with the Depositor’s preparation and filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”), filed June 15, 2012, with respect to the offering of PPLUS, INDEXPLUS and BONDPLUS Trust Certificates (the “Certificates”), which the Depositor plans to offer in series. Our advice forms the basis for the discussion of federal income tax consequences appearing under the heading “U.S. Federal Income Tax Consequences” in the Prospectus and in each related Prospectus Supplement in which we are identified as counsel; such discussion represents our opinion with respect to the material federal income tax consequences of purchasing, owning and disposing of the Certificates.

We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ James M. Peaslee
James M. Peaslee, a Partner